Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 28, 2022 relating to the consolidated financial statements and schedule of AeroVironment, Inc. and subsidiaries and the effectiveness of AeroVironment, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of AeroVironment, Inc. for the year ended April 30, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

September 8, 2022